Exhibit 11-1

Analog Devices, Inc.
Computation of Earnings Per Share (Unaudited)
(in thousands, except per share data)

                                                                         Twelve Months Ended

                                                        November 2, 1996     October 28, 1995   October 29, 1994
                                                        ----------------     ----------------   ----------------
PRIMARY EARNINGS PER SHARE

Weighted average common and common
          equivalent shares:

   Weighted average common shares outstanding .......        153,221             149,269             146,494
   Assumed exercise of common stock equivalents (1) .          8,512               9,446               8,045
   Assumed conversion of subordinated notes .........          9,556                  --                  --
                                                            --------            --------            --------
   Weighted average common and common
    equivalent shares ...............................        171,289             158,715             154,539
                                                            ========            ========            ========

Net income ..........................................       $171,901            $119,270            $ 74,496
Interest related to convertible subordinated
   notes, net of tax ................................          4,990                  --                  --
                                                            --------            --------            --------

Earnings available for common stock .................       $176,891            $119,270            $ 74,496
                                                            ========            ========            ========

PRIMARY EARNINGS PER SHARE ..........................       $   1.03            $    .75            $    .48
                                                            ========            ========            ========

FULLY DILUTED EARNINGS PER SHARE

Weighted average common and common equivalent shares:
   Weighted average common shares outstanding .......        153,221             149,269             146,498
   Assumed exercise of common stock equivalents (1) .          8,726               9,692               8,403
   Assumed conversion of subordinated notes .........          9,556                  --                  --
                                                            --------            --------            --------
   Weighted average common and common
   equivalent shares ................................        171,503             158,961             154,901
                                                            ========            ========            ========

Net income ..........................................       $171,901            $119,270            $ 74,496
Interest related to convertible subordinated
   notes, net of tax ................................          4,990                  --                  --
                                                            --------            --------            --------

Earnings available for common stock .................       $176,891            $119,270            $ 74,496
                                                            ========            ========            ========

FULLY DILUTED EARNINGS PER SHARE ....................       $   1.03            $    .75            $    .48
                                                            ========            ========            ========


(1)  Computed based on the treasury stock method.